Attachment B
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May 10, 2005



The Board of Directors
SOUTH DAKOTA STATE MEDICAL
   HOLDING COMPANY, INCORPORATED
1323 South Minnesota Ave.
Sioux Falls, SD 57105

Gentlemen:

         You have asked us to render our opinion relating to the fairness, from a financial point of view, to certain of the Class C common shareholders of SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED ("DAKOTACARE" or the "Company") of the cash consideration to be paid to such holders of DAKOTACARE's Class C common stock in connection with the proposed going private transaction of the Company described below (the "Transaction").

         You have advised us that, pursuant to a resolution of the Board of Directors of the Company, the Company will effect a reverse stock split so that each holder of Class C common stock owning less than 1,000 shares of DAKOTACARE's Class C common stock ("Cashed Out Holders") will, following the reverse split, hold a fractional share of Class C common stock entitled to be exchanged for the right to receive cash in the amount of $20.15 per whole share of Class C common stock prior to the Transaction. All other shares of Class C common stock will continue to be outstanding after the Transaction.

         Manchester Financial Group, LLC, a registered broker/dealer, as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for share repurchase or other corporate purposes.

         We will receive a fee upon the delivery of this opinion. Our fee is not contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have previously been engaged by the Company to furnish valuation reports for which we received fees. In addition, over the past two years our affiliate, Manchester Companies, Inc. ("MCI"), has provided certain strategic planning and other consulting services to the Company's board of directors. Currently, MCI is engaged by DAKOTACARE on an hourly rate basis to provide professional services and assistance to management in creating a budgeting process for the Company.


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         In rendering our opinion, we have undertaken such review, analyses and inquiries, as we deemed necessary or appropriate in the circumstances. Among other things, we have: (1) reviewed certain publicly available financial statements and other business, financial and operating information of the Company; (2) conducted discussions with members of senior management of the Company concerning the Company's business and prospects; (3) reviewed and analyzed certain projected financial information of the Company prepared for financial planning purposes and furnished by the management of the Company; (4) to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates; (5) reviewed and analyzed to the extent publicly available, financial data of selected public companies deemed comparable to Company; and (6) reviewed and analyzed a discounted cash flow scenario of the Company based upon estimates of projected financial performance prepared by the management of the Company.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of DAKOTACARE. We have not attempted independently to verify such information. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above by the Company has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based. Following discussions with management and with your consent, in our analyses we normalized net income and EBITDA for 2004 to adjust for the disparity between historical performance and 2004 financial performance.

         In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, of any reported or unreported claims for medical services, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

         This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Class C common stock have traded or may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

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This opinion is directed to the Board of Directors of the Company. This opinion shall not be otherwise published or used, nor shall any public references to us be made without our prior approval. We have consented to the inclusion of this opinion in the Company's disclosure document in accordance with the terms of the engagement letter between the Company and us. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction or structure thereof, or the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Company might engage. With your consent, and at your direction we have assumed the Transaction does not involve a change of control under applicable state law.


         Our opinion addresses solely the aggregate consideration payable to the Cashed Out Holders and does not address any other term or agreement relating to the Transaction. Without limiting the generality of the foregoing, we have made no analysis of the proposed redemption of the Class A preferred stock of the Company or the effects of the Transaction on the Company or its remaining holders of capital stock, including holders of Class C common stock. We did not consider any benefits that may inure to any shareholder of the Company as a result of the Transaction or any related transactions other than in such party's capacity as a Cashed Out Holder of Class C common stock of the Company. In addition, with your consent, we did not analyze any other class of securities separately and have assumed for purposes of our opinion that each of the Class A preferred stock and Class B preferred stock have a fair value equal to their respective redemption value.

         On the basis of our analyses and review in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the consideration to be paid in the Transaction is fair, from a financial point of view, to the Cashed Out Holders.

Very truly yours,

/s/ Manchester Financial Group

Manchester Financial Group, LLC






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